UNDERWRITING AND DISTRIBUTION SERVICES AGREEMENT

AGREEMENT made this 7th day of September, 1998 between KEMPER VALUE SERIES, INC., a Maryland corporation (the "Fund"), and KEMPER DISTRIBUTORS, INC., a Delaware corporation ("KDI").

         In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Fund hereby appoints KDI to act as agent for distribution of shares of the Fund in jurisdictions wherein shares of the Fund may legally be offered for sale; provided, however, that the Fund in its absolute discretion may (a) issue or sell shares directly to holders of shares of the Fund upon such terms and conditions and for such consideration, if any, as it may determine, whether in connection with the distribution of subscription or purchase rights, the payment or reinvestment of dividends or distributions, or otherwise; or (b) issue or sell shares at net asset value to the shareholders of any other investment company, for which KDI shall act as exclusive distributor, who wish to exchange all or a portion of their investment in shares of such other investment company for shares of the Fund. KDI shall appoint various financial service firms ("Firms") to provide distribution services to investors. The Firms shall provide such office space and equipment, telephone facilities, personnel, literature distribution, advertising and promotion as is necessary or beneficial for providing information and distribution services to existing and potential clients of the Firms. KDI may also provide some of the above services for the Fund.

         KDI accepts such appointment as distributor and principal underwriter and agrees to render such services and to assume the obligations herein set forth for the compensation herein provided. KDI shall for all purposes herein provided be deemed to be an independent contractor and, unless expressly provided herein or otherwise authorized, shall have no authority to act for or represent the Fund in any way. KDI, by separate agreement with the Fund, may also serve the Fund in other capacities. The services of KDI to the Fund under this Agreement are not to be deemed exclusive, and KDI shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

         In carrying out its duties and responsibilities hereunder, KDI will, pursuant to separate written contracts, appoint various Firms to provide advertising, promotion and other distribution services contemplated hereunder directly to or for the benefit of existing and potential shareholders who may be clients of such Firms. Such Firms shall at all times be deemed to be independent contractors retained by KDI and not the Fund.

         KDI shall use its best efforts with reasonable promptness to sell such part of the authorized shares of the Fund remaining unissued as from time to time shall be effectively registered under the Securities Act of 1933 ("Securities Act"), at prices determined as hereinafter provided and on terms hereinafter set forth, all subject to applicable federal and state laws and regulations and to the Fund's organizational documents.

         2. KDI shall sell shares of the Fund to or through qualified Firms in such manner, not inconsistent with the provisions hereof and the then effective registration statement (and related prospectus) of the Fund under the Securities Act, as KDI may determine from time to time, provided that no Firm or other person shall be appointed or authorized to act as agent of the Fund without prior consent of the Fund. In addition to sales made by it as agent of the Fund, KDI may, in its discretion, also sell shares of the Fund as principal to persons with whom it does not have selling group agreements.

         Shares of any class of any series of the Fund offered for sale or sold by KDI shall be so offered or sold at a price per share determined in accordance with the then current prospectus. The price the Fund shall receive for all shares purchased from it shall be the net asset value used in determining the public offering price applicable to the sale of such shares. Any excess of the sales price over the net asset value of the shares of the Fund sold by KDI as agent shall be retained by KDI as a commission for its services hereunder. KDI may compensate Firms for sales of shares at the commission levels provided in the Fund's prospectus from time to time. KDI may pay other commissions, fees or concessions to Firms, any may pay them to others in its discretion, in such amounts as KDI shall determine from time to time. KDI shall be entitled to receive and retain any applicable contingent deferred sales charge as described in the Fund's prospectus. KDI shall also receive any distribution services fee payable by the Fund as provided in the Fund's Amended and Restated 12b-1 Plan, as amended from time to time (the "Plan").

         KDI will require each Firm to conform to the provisions hereof and the Registration Statement (and related prospectus) at the time in effect under the Securities Act with respect to the public offering price or net asset value, as applicable, of the Fund's shares, and neither KDI nor any such Firms shall withhold the placing of purchase orders so as to make a profit thereby.

         3. The Fund will use its best efforts to keep effectively registered under the Securities Act for sale as herein contemplated such shares as KDI shall reasonably request and as the Securities and Exchange Commission shall permit to be so registered. Notwithstanding any other provision hereof, the Fund may terminate, suspend or withdraw the offering of shares whenever, in its sole discretion, it deems such action to be desirable.

         4. The Fund will execute any and all documents and furnish any and all information that may be reasonably necessary in connection with the qualification of its shares for sale (including the qualification of the Fund as a dealer where necessary or advisable) in such states as KDI may reasonably request (it being understood that the Fund shall not be required without its consent to comply with any requirement which in its opinion is unduly burdensome). The Fund will furnish to KDI from time to time such information with respect to the Fund and its shares as KDI may reasonably request for use in connection with the sale of shares of the Fund.

         5. KDI shall issue and deliver or shall arrange for various Firms to issue and deliver on behalf of the Fund such confirmations of sales made by it pursuant to this Agreement as may be required. At or prior to the time of issuance of shares, KDI will pay or cause to be paid to the Fund the amount due the Fund for the sale of such shares. Certificates shall be issued or shares registered on the transfer books of the Fund in such names and denominations as KDI may specify.

         6. KDI shall order shares of the Fund from the Fund only to the extent that it shall have received purchase orders therefor. KDI will not make, or authorize Firms or others to make (a) any short sales of shares of the Fund; or
(b) any sales of such shares to any Board member or officer of the Fund or to any officer or Board member of KDI or of any corporation or association furnishing investment advisory, managerial or supervisory services to the Fund, or to any corporation or association, unless such sales are made in accordance with the then current prospectus relating to the sale of such shares. KDI, as agent of and for the account of the Fund, may repurchase the shares of the Fund at such prices and upon such terms and conditions as shall be specified in the current prospectus of the Fund. In selling or reacquiring shares of the Fund for the account of the Fund, KDI will in all respects conform to the requirements of all state and federal laws and the Rules of Fair Practice of the National Association of Securities Dealers, Inc., relating to such sale or reacquisition, as the case may be, and will indemnify and save harmless the Fund from any damage or expense on account of any wrongful act by KDI or any employee, representative or agent of KDI. KDI will observe and be bound by all the provisions of the Fund's organizational documents (and of any fundamental policies adopted by the Fund pursuant to the Investment Company Act of 1940 (the "Investment Company Act"), notice of which shall have been given to KDI) which at the time in any way require, limit, restrict, prohibit or otherwise regulate any action on the part of KDI hereunder.

         7. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by KDI under this Agreement or the Plan. The Fund will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) of any registration of the Fund and its shares under the United States securities laws and expenses incident to the issuance of shares of beneficial interest, such as the cost of share certificates, issue taxes, and fees of the transfer agent. KDI will pay all expenses (other than expenses which one or more Firms may bear pursuant to any agreement with KDI) incident to the sale and distribution of the shares issued or sold hereunder, including, without limiting the generality of the foregoing, all (a) expenses of printing and distributing any prospectus and of preparing, printing and distributing or disseminating any other literature, advertising and selling aids in connection with the offering of the shares for sale (except that such expenses need not include expenses incurred by the Fund in connection with the preparation, typesetting, printing and distribution of any registration statement or prospectus, report or other communication to shareholders in their capacity as such), (b) expenses of advertising in connection with such offering and (c) expenses (other than the Fund's auditing expenses) of qualifying or continuing the qualification of the shares for sale and, in connection therewith, of qualifying or continuing the qualification of the Fund as a dealer or broker under the laws of such states as may be designated by KDI under the conditions herein specified. No transfer taxes, if any, which may be payable in connection with the issue or delivery or shares sold as herein contemplated or of the certificates for such shares shall be borne by the Fund, and KDI will indemnify and hold harmless the Fund against liability for all such transfer taxes.

         8. This Agreement shall become effective on the date hereof and shall continue until April 1, 1999; and shall continue from year to year thereafter only so long as such continuance is approved in the manner required by the Investment Company Act.

         This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Fund or by KDI on sixty (60) days' written notice to the other party. The Fund may effect termination with respect to any class of any series of the Fund by a vote of (i) a majority of the Board members who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan, this Agreement, or in any other agreement related to the Plan, or (ii) a majority of the outstanding voting securities of such series or class. Without prejudice to any other remedies of the Fund, the Fund may terminate this Agreement at any time immediately upon KDI's failure to fulfill any of its obligations hereunder.

         All material amendments to this Agreement must be approved by a vote of a majority of the Board, and of the Board members who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan, this Agreement or in any other agreement related to the Plan, cast in person at a meeting called for such purpose.

         The terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act and the rules and regulations thereunder.

         KDI shall receive such compensation for its distribution services as set forth in the Plan. Termination of this Agreement shall not affect the right of KDI to receive payments on any unpaid balance of the compensation earned prior to such termination, as set forth in the Plan.

         9. KDI will not use or distribute, or authorize the use, distribution or dissemination by Firms or others in connection with the sale of Fund shares any statements other than those contained in the Fund's current prospectus, except such supplemental literature or advertising as shall be lawful under federal and state securities laws and regulations. KDI will furnish the Fund with copies of all such material.

         10. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

         11. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

         12. This Agreement shall be construed in accordance with applicable federal law and with the laws of The Commonwealth of Massachusetts.

         13. This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

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         IN WITNESS WHEREOF, the Fund and KDI have caused this Agreement to be executed as of the day and year first above written.


                                             KEMPER VALUE SERIES, INC.


                                             By: /s/Mark S. Casady
                                                 ---------------------

                                             Title: President
                                                    ----------------


ATTEST:

/s/Maureen Kane
--------------------------
Title: Ass't Sec.
       -------------------


                                             KEMPER DISTRIBUTORS, INC.

                                             By: /s/James L. Greenawalt
                                                 --------------------------
                                             Title:  President
                                                     ---------------


ATTEST:

/s/Joan V. Pearson
------------------
Title: Executive Assistant
       --------------------------